Exhibit 10.28

7475 LUSK BLVD. • SAN DIEGO, CA 92121 858.909.1800 | toll free: 800.455.1476 | fax: 858.909.2000

Alexis V. Lukianov
Chairman and Chief Executive Officer
February 3, 2009
Dear Mr. Lipschultz,
     This letter agreement confirms the material compensation terms of your continued employment with NuVasive. This letter agreement supersedes all prior agreements relating to your compensation arrangements and is in addition to any and all benefits that are made generally available to NuVasive employees. It is also in addition to benefits available to you as an executive of NuVasive. Defined terms used herein have the meanings set forth in the attached Appendix of Defined Terms.
     This letter agreement has no impact on other types of agreements or arrangements between you and NuVasive, including agreements related to confidentiality, intellectual property ownership, non-solicitation or non-competition obligations, etc. You agree to continue abiding by all such arrangements, as well as all NuVasive policies and procedures.
     Your current annual base salary is $280,000, payable in installments in accordance with NuVasive’s regular payroll practices. Your base salary is subject to change and is reviewed at least annually. You are eligible to receive a performance bonus on an annual basis. The performance bonus is determined at the discretion of the Board of Directors and is based on a combination of company performance and your individual performance. Your current target annual bonus is 25% — 50% of your base salary (with ability to over perform), with the actual amount being determined at the discretion of the Board of Directors. The performance bonus, if any, that is payable to you shall be paid no later than March 15th of the year following the calendar year in which it is earned. Additionally, you are eligible to receive, in the discretion of the Board of Directors, an annual grant of NuVasive equity securities pursuant to the 2004 Equity Incentive Plan.
     You also have certain severance benefits related to an Involuntary Termination of your employment or a Change of Control of NuVasive. In the event of an Involuntary Termination of your employment, you shall be entitled to the Severance Benefit. In the event of a Change of Control of NuVasive, you shall be entitled to the Change of Control Benefit. In addition, the Section 409A Terms shall be applicable to the Severance Benefit.
     We look forward to your continued success with NuVasive.

Truly Yours, NUVASIVE, INC.
/s/ Alexis V. Lukianov
Alexis V. Lukianov

Page 2 — Compensation Letter
I have read and accept the terms of this letter.

/s/ Tyler P. Lipschultz
Tyler Lipschultz

Defined Terms:
“Change of Control Benefit” shall mean the Company Acceleration Plan.
“Severance Benefit” upon an Involuntary Termination at any time, severance is equal to 12 months of your then current base salary. Such amount shall be due and payable immediately upon any such termination and upon the condition that you execute NuVasive’s standard form of release of claims and that such release of claims becomes effective in accordance with its terms on or prior to the 45th day following such termination.
“Change of Control” is defined as either a Change in Control or Fundamental Transaction as defined in the 2004 Equity Incentive Plan.
“Company Acceleration Plan” is defined as the Company’s policy pursuant to which 50% of all unvested options under any of the Company’s equity compensation plans (including the 1998 Stock Option/Stock Issuance Plan and 2004 Equity Incentive Plan) immediately accelerate upon a Change of Control of the Company, and all remaining stock options immediately accelerate upon an involuntary termination (except for death, disability or Cause) of service within 18 months following such an event.
“Involuntary Termination” is defined as an involuntary Termination (as defined in the 2004 Equity Incentive Plan) for reasons other than death, disability or Cause. “Cause” is defined as any of the following: (i) the Executive’s repeated failure to satisfactorily perform the Executive’s job duties; (ii) the Executive’s refusal or failure to follow lawful directions of the Board; (iii) the Executive’s conviction of a crime involving moral turpitude; (iv) the Executive engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company.
“Section 409A Terms” — the following terms shall be applicable to the Severance Benefit: Notwithstanding anything in this Agreement to the contrary, no Severance Benefit payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations no Severance Benefit that constitutes a deferral of compensation shall paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for these defined terms, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. The Company intends that the Severance Benefit will not be subject to taxation under Section 409A of the Code. The provisions of this Letter Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.